Zones Announces Financial Results for the Second Quarter of 2007

AUBURN, WA -- 07/26/2007 -- Zones, Inc. (the "Company," "Zones"™) (NASDAQ: ZONS):

--  Total net sales in Q2 2007 increased 32.4% to $192.2 million compared to $145.2 million in Q2 2006
--  Net income per share increased 50.0% to $0.30 per share in Q2 2007 compared to $0.20 per share in Q2 2006
--  Second quarter 2007 core SMB business net sales grew 41.1% compared to the same period in the prior year and 34.9% for the six months ended June
    30, 2007
--  Customer unassisted sales in Q2 2007 represented 24.8% of total net sales

Zones, a single-source direct marketing reseller of name-brand information technology products, today announced its results for the quarter ended June 30, 2007. Total net sales increased 32.4% to $192.2 million in the three-month period ended June 30, 2007 compared with $145.2 million for the second quarter of 2006. The Company reported net income of $4.4 million, or $0.30 per diluted share, for the quarter ended June 30, 2007 compared with net income of $2.9 million, or $0.20 per diluted share, for the same quarter of 2006.

Firoz Lalji, CEO and Chairman, commented, "I am very pleased to announce that our second quarter sales and earnings represent the best quarter in the history of our company and reflect our unwavering commitment to five star customer service. We have an absolute commitment to continuing growth in sales to our SMB customers, which grew 41.1% over the same quarter last year." Lalji continued, "We continue to maintain a low operating expense base while leveraging our infrastructure to increase sales and improve our operating margin to 3.8%."

Net sales for the six months ended June 30, 2007 increased to $340.4 million, compared with $279.2 million for the corresponding period of 2006. Net income for the six months ended June 30, 2007 increased 45.7% to $6.7 million, or $0.46 per diluted share, compared to net income of $4.6 million, or $0.32 per diluted share, in the first six months of 2006.

Operating Highlights

Consolidated outbound sales to businesses and public sector customers increased 34.1% to $190.7 million in the quarter ended June 30, 2007 compared to $142.2 million in the corresponding period of 2006. Customer unassisted sales (primarily Web-based) were $47.7 million, and represented 24.8% of total second quarter 2007 net sales.

Gross profit margin was 11.7% in the second quarter of 2007, compared to 13.4% in the second quarter of 2006, and 12.3% in the first quarter of 2007. The year over year and sequential decline in gross profit margin percentage was primarily due to change in customer mix and lower margin sales to a large, national Fortune 1000 customer. Gross profit margins as a percent of sales are expected to vary on a quarterly basis due to vendor programs, product mix, pricing strategies, customer mix, and economic conditions.

Total selling, general and administrative expenses as a percent of net sales were 6.7% in the second quarter of 2007. This represents a decrease from 8.8% in the same quarter in 2006, and a sequential decline from 8.5% for the first quarter of 2007. These percentage decreases are primarily due to the increase in sales volume.

Asset Management

The Company's balance sheet remained strong and the quarter ended with a cash balance of $3.6 million. Consolidated working capital was $48.3 million at June 30, 2007, compared to $41.7 million at December 31, 2006.

Inventories increased to $24.6 million at June 30, 2007 from $21.4 million at December 31, 2006. Inventory turned at a rate of 27 times annually during the quarter. The increase in inventory is due to on-hand customer inventory and unshipped orders in various stages of processing at the end of the quarter. Trade accounts receivable increased to $77.0 million at June 30, 2007, compared to $66.0 million at December 31, 2006. Days sales outstanding were 38 days compared to 41 days at December 31, 2006.

About Zones, Inc.

Zones, Inc. is a single-source direct marketing reseller of name-brand information technology products to the small to medium-sized business market, enterprise accounts and public sector accounts. Zones sells these products through outbound and inbound account executives, catalogs and the Internet. Zones offers more than 150,000 products from leading manufacturers including 3COM, Adobe, Apple, Cisco, Epson, HP, IBM, Kingston, Lenovo, Microsoft, Sony and Toshiba.

Incorporated in 1988, Zones, Inc. is headquartered in Auburn, Washington. Buying information is available at http://www.zones.com, or by calling 800-258-2088. The Company's investor relations information can be accessed online at www.zones.com/IR.

A live webcast of the Company's management discussion of the first quarter will be available on the Company's Web site at www.zones.com/IR under upcoming events. The webcast will be held today, July 26, 2007 at 2:00 pm PT.

This press release may contain statements that are forward-looking. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These risk factors include, without limitation, future growth; account executive hiring and productivity; increased expenses of being a public company; pressure on margin; competition; state tax uncertainties; rapid technological change and inventory obsolescence; reliance on vendor relationships; dependence on personnel; potential disruption of business from information systems failure; reliance on outsourced distribution; variations in gross profit margin percentages due to vendor programs and credits, product and customer mix, pricing strategies, and economic conditions; and other risks and uncertainties detailed in the Company's filings with the SEC.

                                ZONES, INC.
                        CONSOLIDATED BALANCE SHEETS
                              (in thousands)
                                (Unaudited)

                                                    June 30,   December 31,
                                                      2007         2006
                                                  ------------ ------------
ASSETS
Current assets
    Cash and cash equivalents                     $      3,601 $      9,191
    Receivables, net of allowance for doubtful
     accounts of $2,001 and $1,936                      77,032       66,027
    Vendor Receivables                                  14,683       12,228
    Inventories                                         24,554       21,385
    Prepaids                                             1,261        1,076
    Deferred tax asset                                   1,473        1,473
                                                  ------------ ------------

       Total current assets                            122,604      111,380

Property and equipment, net                              4,010        3,771
Goodwill                                                 5,098        5,098
Deferred tax asset                                         251          251
Other assets                                               192          195
                                                  ------------ ------------

       Total assets                               $    132,155 $    120,695
                                                  ============ ============

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
    Accounts payable                              $     38,998 $     42,592
    Inventory financing                                 18,453       14,385
    Accrued liabilities and other                       10,427       12,578
    Line of credit                                       4,900            -
    Income taxes payable                                 1,511          150
                                                  ------------ ------------

       Total current liabilities                        74,289       69,705

Note payable                                                 -            6
Deferred rent obligation                                 1,951        1,502
                                                  ------------ ------------

       Total liabilities                                76,240       71,213
                                                  ------------ ------------

Commitments and contingencies

Shareholders' equity:
    Common stock                                        35,696       35,983
    Retained earnings                                   20,219       13,499
                                                  ------------ ------------

       Total shareholders' equity                       55,915       49,482
                                                  ------------ ------------

       Total liabilities & shareholders' equity   $    132,155 $    120,695
                                                  ============ ============

                                ZONES, INC.
                  CONSOLIDATED STATEMENTS OF OPERATIONS
                  (in thousands, except per share data)
                                (unaudited)

                                For the three months   For the six months
                                   ended June 30,        ended June 30,
                                  2007       2006       2007       2006
                                ---------  ---------  ---------  ---------

Net sales                       $ 192,232  $ 145,210  $ 340,414  $ 279,208
Cost of sales                     169,813    125,822    299,795    243,233
                                ---------  ---------  ---------  ---------

   Gross profit                    22,419     19,388     40,619     35,975
Selling, general and
 administrative expenses           12,797     12,765     25,394     24,627
Advertising expense                 2,243      1,768      4,126      3,570
                                ---------  ---------  ---------  ---------

   Income from operations           7,379      4,855     11,099      7,778
                                ---------  ---------  ---------  ---------

Other expense                         239        122        215        300

Income before income taxes          7,140      4,733     10,884      7,478
Provision for income taxes          2,731      1,816      4,164      2,856
                                ---------  ---------  ---------  ---------

   Net income                   $   4,409  $   2,917  $   6,720  $   4,622
                                =========  =========  =========  =========

   Basic earnings per share     $    0.34  $    0.22  $    0.51  $    0.35
   Shares used in computation
    of basic earnings per share    13,127     13,165     13,132     13,172
                                =========  =========  =========  =========

   Diluted earnings per share   $    0.30  $    0.20  $    0.46  $    0.32
   Shares used in computation
    of diluted earnings per
    share                          14,720     14,633     14,720     14,667
                                =========  =========  =========  =========

                             Operating Highlights
                               Supplemental Data

                                  Three months ended     Six months ended
                                --------------------  --------------------
                                6/30/2007  6/30/2006  6/30/2007  6/30/2006
                                ---------  ---------  ---------  ---------
   Operating Data
     Direct web net sales (in
      000's)                    $  47,702  $  44,238  $  82,019  $  86,995
     Sales force, end of period                             324        300

   Average Productivity
    (annualized)
     Per Account Executive (in
      000's)                    $   2,373  $   1,936  $   2,101  $   1,861
     Per Employee (in 000's)    $   1,149  $     934  $   1,018  $     898

   Product Mix (% of sales)
     Notebook & PDA's                15.7%      12.7%      14.7%      12.7%
     Desktops & Servers              25.1%      21.9%      23.7%      20.9%
     Software                        15.8%      16.5%      16.1%      16.1%
     Storage                          6.9%       9.4%       7.3%       9.8%
     NetComm                          4.4%       4.5%       5.0%       4.6%
     Printers                         7.7%       7.0%       8.2%       7.6%
     Monitors & Video                 9.0%       8.6%       9.4%      10.0%
     Memory & Processors              4.6%       6.6%       4.9%       6.9%
     Accessories & Other             10.8%      12.8%      10.7%      11.4%

Contact:
Ronald McFadden
Zones, Inc.
Chief Financial Officer
253-205-3000